Exhibit 10.106
November 15, 2007
[Name of Director]
[Address of Director]
Dear [Name of Director]:
The purpose of this letter agreement (the “Agreement”) is to set forth certain contractual obligations of the parties with respect to positive space travel benefits to be provided to you as a member of the Board of Directors (the “Board”) of US Airways Group, Inc. (the “Company”).
Directors Travel Program
So long as you continue to serve as a member of the Board (a “Director”), you, your spouse or authorized domestic partner, and your dependent children will be eligible to participate in the Positive Space Pleasure Travel Program for Members of the Board of Directors, as that program exists from time to time, or any similar travel program for Directors sponsored by the Company (the “Directors Travel Program”). The benefits provided under the Directors Travel Program are subject to the terms and conditions set forth in the official program document, a copy of which is attached hereto and is incorporated into this Agreement. Except as set forth under “Director Resignation” and “Obligations of Successors” below, your eligibility to participate in the Directors Travel Program will cease, and all travel must be completed, as of the date that you no longer are serving as a Director.
Director Resignation
Upon your separation from service from the Board while in good standing, you, your spouse or authorized domestic partner, and your dependent children will remain eligible to participate in the Directors Travel Program, as described above, (a) for a period of five years if you served as a Director for at least two years, or (b) for your lifetime if you served as a Director for at least seven years; provided that no tax gross up will be provided for program benefits. Your right to post-separation travel benefits, as set forth in this Agreement, is not subject to liquidation or exchange for another benefit. In addition, the amount of post-separation travel benefits provided to you, your spouse or authorized domestic partner, and your dependent children during a given taxable year may not affect the travel benefits to be provided, if any, during any other taxable year.

You, your spouse or authorized domestic partner, and your dependent children will become ineligible to participate in the Directors Travel Program, and you, your spouse or authorized domestic partner, and your dependent children will forfeit the right to all benefits thereunder, if any of you becomes an employee, director, 10 or more percent stockholder of, or partner in, or, without the written consent of the Company’s chief executive officer, a consultant to, any airline or company which intends to form an airline that operates or proposes to operate jet aircraft to carry passengers in United States domestic transportation (a “Prohibited Entity”). Eligibility to participate in the Directors Travel Program will be reinstated at such time as your, your spouse’s or domestic partner’s, or you dependent children’s employment or relationship with the Prohibited Entity is terminated.
Obligations of Successors
Upon the occurrence of any Transaction (as defined below), any successor to the Company or US Airways, Inc. (“US Airways”) or their assets shall be obligated to continue the benefits to be provided pursuant to the section “Director Resignation” above. Such benefits shall be provided across the successor’s combined airline system, and in the successor’s flight club(s) and at the highest status level of the successor’s frequent flyer program following the Transaction.
The Company shall not consummate any Transaction unless any successor to the Company or US Airways or their assets has entered into a written agreement for the benefit of the Directors pursuant to which it has expressly assumed the performance of the obligations described in the preceding paragraph.
For purposes of this letter agreement, a “Transaction” means the occurrence of any of the following:
(a)	within any 12-month period, the individuals who constitute the Board at the beginning of such period (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(b)	any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or US Airways, acquires (directly or indirectly) the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the

Company or US Airways entitled to vote generally in the election of directors (“Voting Power”); or

(c)	the Company or US Airways shall consummate a merger, consolidation or reorganization of the Company or US Airways or any other similar transaction or series of related transactions (collectively, a “Merger Transaction”) other than (A) a Merger Transaction in which the voting securities of the Company or US Airways outstanding immediately prior thereto become (by operation of law), or are converted into or exchanged for, voting securities of the surviving corporation or its parent corporation immediately after such Merger Transaction that are owned by the same person or entity or persons or entities as immediately prior thereto and possess at least 50% of the Voting Power held by the voting securities of the surviving corporation or its parent corporation, or (B) a Merger Transaction effected to implement a recapitalization of the Company or US Airways (or similar transaction) in which no person (excluding the Company or US Airways or any person who held more than 50% of the Voting Power immediately prior to such Transaction) acquires more than 50% of the Voting Power; or

(d)	the Company or US Airways shall sell or otherwise dispose of, or consummate a transaction or series of related transactions providing for the sale or other disposition of, all or substantially all of the stock or assets of US Airways or shall enter into a plan for the complete liquidation of either the Company or US Airways.
Miscellaneous
This Agreement constitutes the entire agreement between you and the Company regarding travel benefits and is the complete, final, and exclusive embodiment of our agreement with regard to this subject matter, and it supersedes any other agreements or promises made to you by the Company, whether oral, written or implied, regarding travel benefits. The Agreement is entered into without reliance on any promise or representation other than those expressly contained herein.
This Agreement shall be governed by and construed under the laws of the State of Delaware in all respects as such laws are applied to agreements among Delaware residents entered into and performed entirely within Delaware.
This Agreement shall inure to the benefit of, and be binding upon the Company and its successors and assigns, including without limitation, any person or entity that may hereafter acquire or succeed to all or substantially all of the business or assets of the Company or US Airways by any means whether direct or indirect, by purchase, merger, consolidation or otherwise, other than in the vent of a liquidation of the Company or US

Airways. This Agreement and the benefits and obligations hereunder may not be assigned by you.
If you are in agreement with the terms of this Agreement, please execute the enclosed copy hereof and return it to the Company, whereupon this letter agreement will become a binding obligation of the parties hereto.
Sincerely,
US AIRWAYS GROUP, INC.

By:

Name:

Title:

ACKNOWLEDGED AND AGREED TO:

[Name of Director]